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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549


                                   FORM 8-K


                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 14, 1995

                               MCN CORPORATION
            (Exact name of registrant as specified in its charter)


      MICHIGAN                       1-10070                   38-2820658
State of Incorporation           (Commission File           (I.R.S. Employer
                                     Number)               Identification No.)


500 GRISWOLD STREET, DETROIT, MICHIGAN                             48226
(Address of principal executive offices)                         (Zip Code)

             Registrant's telephone number, including area code:
                                (313) 256-5500


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ITEM 5. OTHER EVENTS

                         RECENT REGULATORY DEVELOPMENTS

     A majority of Michigan Consolidated Gas Company's ("MichCon"), a wholly owned subsidiary of MCN Corporation ("MCN"), interstate gas supply contracts are priced based on natural gas spot indices. To mitigate the volatility associated with gas purchases, MichCon has reserved the right to fix the prices it pays under some of these contracts. Late in 1993 and at various times during 1994, MichCon fixed the price on approximately 34 Bcf of 1994's gas supply in advance of the month of purchase in order to capture declining gas prices. Due to the further decline in gas prices during 1994, MichCon's cost of gas would have been approximately $10 million lower in 1994 had it not fixed these prices. Total cost of gas for MichCon in 1994 was $536 million.

     Through the Gas Cost Recovery (the "GCR") mechanism, MichCon is allowed to recover its cost of gas if the Michigan Public Service Commission (the "MPSC") determines that such costs are reasonable and prudent. MichCon filed its 1994 GCR reconciliation case with the MPSC on February 28, 1995. In this case, the MPSC will decide whether it believes MichCon's 1994 gas costs were reasonable and prudent. To date, MichCon's 1994 gas purchase practices have not been challenged. An order in this case is expected in the last half of 1995. MichCon believes that, based on the information available at the time, it acted prudently and reasonably by fixing the prices.

     On February 24, 1995, the Administrative Law Judge issued a Proposal for Decision in MichCon's 1995 GCR plan case (the "PFD"). The PFD recommends that MichCon propose objective criteria to the MPSC to determine in the future whether it acts reasonably and prudently when exercising its option to fix prices under the interstate supply contracts. During 1995, MichCon has not exercised its right to fix prices under these contracts.

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                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  MCN CORPORATION

                                  By  /s/ Sebastian Coppola
                                      ---------------------------
                                      Sebastian Coppola
                                      Vice President and Treasurer



Date: March 22, 1995